Exhibit 10.77

Fiscal Year 2006 Management

Incentive Plan

This document contains the terms and conditions of the Perry Ellis International, Inc. Fiscal Year 2006 Management Incentive Plan, as may be amended from time to time (the “Plan”), is effective as of February 1, 2005 and expires on January 31, 2010.

I. Objectives

The objectives of the Plan are to:

A.	improve Company and individual performance through annual financial incentives which provide rewards to employees whose activities significantly affect the Company’s sales and profitability;

B.	support the Company’s planning efforts and encourage cooperation and group effort towards the attainment of business goals;

C.	help attract and retain outstanding management employees.

II. Eligibility

Eligibility under the Plan is limited to Divisional President, Executive Vice President, Senior Vice President, Vice President, and Director-level positions and such other as approved annually by the Chief Executive Officer of the Company. The Company’s employees are eligible to a bonus in such amounts as determined by the Committee on an annual basis.

III. Performance Criteria

The performance criteria used under the Plan for determining Awards will be based on corporate and area of responsibility measures or such other measures as established by the Committee.

V. Payment of Awards

Awards will be paid as soon as practicable following the end of the fiscal business year. Awards will be made in cash, less legally required and voluntary deductions.

VI. Administration

A.	Newly eligible Participants will receive pro-rated payments, based on full weeks of participation. Participants transferring to an ineligible position at the Company’s request may be eligible for a pro-rata award for that portion of the year in which he or she was functioning in an eligible position for the incentive award.

B.	A Participant’s annual performance rating must be 3.0 or higher to be eligible to receive any payments under the Plan.

C.	The Participant must be an active employee of the Company on the date in which the Awards are made, and not have given notice of intention to resign from the Company, to be eligible to receive the Award.

D.	A Participant whose employment with the Company is terminated due to retirement, permanent disability or death will be eligible for a pro-rated share, based on the full weeks worked in the fiscal year in which such termination occurred. Such payment will be calculated and paid at the same time as all other payments under the Plan are calculated and paid.

E.	A Participant whose employment is terminated for any reason other than retirement, permanent disability or death will not be eligible for an Award for the fiscal year in which his/her service is terminated. Additionally, such terminating employee will not be eligible for an Award for any prior fiscal year when notice of termination is given by the employee prior to such time as Awards for that prior year are paid. In the case of death, the payment will be made to the participant’s estate.

F.	Participation in the Plan does not in any way represent an explicit or implied right to receive an Award pursuant to the terms of the Plan.

G.	Awards are based on the sole discretion of the Committee of the Board and may be increased, reduced or canceled at the discretion of the Committee.

H.	No Participant has any right to an Award until such payment has been authorized by the Committee.

I.	Awards will be computed by the Company in its sole discretion and on the basis of the Company’s financial statements prepared in accordance with acceptable accounting practices.

J.	The Committee shall have full power and final authority to construe, interpret and administer the Plan and determine all questions as to the status and rights of Participants under the Plan.

K.	The Board and its committees and management are not liable for any action taken or omitted under the Plan.

L.	No benefit payable under the Plan shall be subject in any manner to assignment, sale, transfer, pledge, garnishment, attachment, execution, sequestration, levy, or any other legal or equitable encumbrance or process of any kind, and any attempt to do so shall be void and of no force or effect.

M.	Participation in the Plan does not alter the at-will nature of the Participant’s employment, nor does it represent an employment agreement.

VII. Amendments and Termination

The Committee may at any time, or from time to time, amend, suspend or terminate the Plan, including the current year, with or without prior notice.

VIII. Definitions

As used in the Plan, the terms below shall have the following meanings:

A.	“Award” and “Incentive Award” shall mean a payment made to a Participant pursuant to Plan provisions contingent upon or measured by the attainment of the specified performance objective.

B.	“Board” shall mean the Board of Directors of Perry Ellis International, Inc.

C.	“Committee” shall mean the Compensation Committee of the Board.

D.	“Company” shall mean Perry Ellis International, Inc., its subsidiaries and affiliates or any successor company or subsidiary company designated by the Board for which employees could be included in the Plan.

E.	“Disability” shall mean permanent disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long-term disability plan.

F.	“Participant” shall mean an employee of the Company, working in an incentive-eligible position.

G.	“Retirement” shall mean the voluntary termination of employment by an employee at or after the age of 65 for reasons other than the violation of Company policy or unsatisfactory performance.

ACKNOWLEDGEMENT FORM

I acknowledge that I have received a copy of the Perry Ellis International, Inc. Fiscal Year 2006 Management Incentive Plan (“Plan”) and that I am expected to read and understand its content. I understand that participation in the Plan does not change the “at-will” nature of my employment with Perry Ellis International and is not a guarantee that any payment will be made to me under the Plan. I also understand that if I fail to meet the eligibility requirements and conditions specified in the Plan I will not receive an incentive plan payout.

Signature	Date

Print Name	Department

Please return this form to Human Resources. Thank you.